Exhibit 99

Bechtel Decommissioning Contract Terminated at Connecticut
Yankee - Bechtel Failed to Honor Fixed Price Contract

HADDAM, Connecticut, June 13, 2003 - Connecticut Yankee
Atomic Power Company (CYAPCo) today announced the termination of its contract with Bechtel Power
Corporation under which Bechtel was decommissioning the Connecticut Yankee (CY) nuclear power plant. The CY plant, located in Haddam, Connecticut, ceased commercial operations in 1996.

CYAPCo officials indicated that Bechtel's contract was terminated due to Bechtel's history of incomplete and untimely performance and refusal to perform the remaining decommissioning tasks. Bechtel has a final opportunity within the next 30 days to resolve its defaults before the termination becomes effective.

"Bechtel simply failed to perform its contract obligations," said CY President Jim Crowe. "Bechtel has missed key decommissioning project milestones and has refused to perform work on key aspects of the decommissioning project for commercial reasons," Crowe added. "As a result of Bechtel's unacceptable performance, the decommissioning project is approximately 2 1/2 years behind schedule," Crowe further noted.

Crowe emphasized that "this is not safety, security or workmanship related. CY's dissatisfaction with
Bechtel's performance is based on financial and schedule related issues."

CYAPCo officials further explained that, during the past eight months, CY has attempted to negotiate a resolution of commercial disputes and related problems with Bechtel but without success. Following a rigorous due diligence process and extensive negotiations, Bechtel signed a fixed-price contract to undertake the decommissioning project at CY in 1999. During recent negotiations with CY, Bechtel proposed a new business arrangement which would drastically increase the total cost of CY decommissioning and drastically reduce
Bechtel's work scope and risk, as well as extend the completion date to 2007, beyond the current contract completion date of 2004.

"We have an obligation to protect regional electric customers who fund decommissioning at CY," explained Crowe. "We have reluctantly reached a point where termination of Bechtel's contract is the best option." CY is jointly owned by nine electric utility companies in New England. The cost of CY decommissioning is reflected in customer rates charged by these companies.

"We are fully prepared to take over the role of general contractor, if necessary, and to ensure the safe, timely and cost-effective completion of decommissioning," said Crowe. CY's decommissioning is not unique; several other closed nuclear plants are also in the process of being decommissioned. Comprehensive contingency and transition plans have already been prepared by CY. It is likely that many of the current workers will continue to work at the plant under contracts with CYAPCo. CYAPCo officials indicated that there will likely be some delays in decommissioning work to allow an orderly transition of the project to CYAPCo.